Exhibit 99.1

news

Contact:
Brad Allen
Imation Corp
651.704.5818
bdallen@imation.com

Imation Reports Q2 Revenue of $284.1 Million
E.P.S. of $0.20 on Continuing Operations
Full Year E.P.S. Outlook Revised to $1.75 to $1.90
on 5 to 10% Revenue Growth

OAKDALE, Minn. (July 21, 2004) — Imation Corp (NYSE:IMN), a worldwide leader in removable data storage media, today reported income from continuing operations of $7.3 million, or diluted earnings per share of $0.20, on $284.1 million in revenue for the second quarter ended June 30, 2004. This compares with income from continuing operations of $18.9 million, or diluted earnings per share of $0.52, on revenues of $268.0 million for the second quarter of 2003. Second quarter results included a previously announced restructuring charge of $3.1 million and $9 million in optical inventory related charges. The per share impact of these charges on Q2 results was $.0.05 and $0.15 respectively. Total net income for Q2 2004, including discontinued operations, was $6.8 million and diluted E.P.S. was $0.19.

     For the six months ended June 30, 2004, the Company reported income from continuing operations of $29.0 million or $0.80 per diluted share, on total company revenue of $623.4 million, compared with income from continuing operations of $40.4 million or $1.11 per diluted share, on revenue of $541.3 million for the corresponding year-ago period. This represents revenue growth of 15.2 percent year to date.

     Bruce Henderson, Imation chairman and chief executive officer said: “We have aggressively addressed the issues that hit us in the quarter and expect further action that will continue to improve our position through the end of the year. First, the necessary inventory revaluation recognized the new market pricing reality in recordable optical media. This change enables us to pursue market opportunities while we more closely align our channel approach with our business strategy. We have undertaken a comprehensive review of our optical strategy, from sourcing and supply chain to our go-to-market approach and distribution. And we are tightly controlling discretionary spending throughout the company.”

     “Longer term, we are building from our strength in manufacturing and in the business-to-business market where we have a leading position and a strong brand. Our approach to the fast growing demand for recordable optical media will require increasing our response rate with greater focus on specific differentiated markets. As a result, we will drive to increase the speed and pace within the company, reduce our inventories and improve our overall results. We believe the optical media market is an important growth driver for Imation, particularly with the emergence of advanced optical media such as BluRay and HD-DVD coming in the future,” Henderson added. “I am confident that we can turn overcapacity on the supply side of optical into an advantage for Imation as a large global purchaser,” Henderson added.

     “Our core tape business remains solid and our cash position remains strong. We have remaining authorization to purchase up to 1.8 million shares of stock and we view share repurchase as a compelling use of the company’s cash at this time,” he concluded.

     The company’s outlook for the second half of 2004 is for solid data storage and information management segment operating income growth compared with the second half of last year on modest second half revenue growth. For the full year, total company revenue is projected to grow five to ten percent, total company operating income is projected in a range of $95 million to $103 million (including $3.1 million in restructuring charges) and E.P.S. is projected in the range of $1.75 to $1.90 based on shares currently outstanding. (See Business Outlook at the end of this release.)

     Frank Russomanno, Imation executive vice president and chief operating officer, said: “Price competition in optical, including private label business in the U.S. and Europe, caused us to miss our plan on both revenue and gross margins in the second quarter. Looking to the second half, our revenue expectations have been lowered, driven by aggressive pricing declines in optical and our decision to rationalize our channel approach and focus on strategic accounts. We still anticipate solid operating income growth in DS&IM compared with the second half of last year.

     “Our tape business remains solid and on plan, pricing is relatively stable with solid margins across the board and we saw growth in revenue and profits in the quarter. In addition, the Tucson manufacturing site restructuring actions we announced last week will reduce our fixed costs, increase our competitiveness and improve efficiency and utilization,” Russomanno concluded.

Second Quarter 2004 Financial Highlights

     Total company revenue grew 6.0 percent to $284.1 million with data storage and information management segment revenue of $272.3 million, up 6.9 percent compared to Q2 of 2003. Revenue from outside the U.S. represented 58 percent of total revenue and showed solid growth led by Asia and Latin America. Volume growth was approximately 18 percent; currency benefited revenue growth by approximately 1 percent while price erosion was approximately a 13 percent penalty to revenues in the quarter.

     Gross profit of $70.2 million or gross margin of 24.7 percent in the quarter, is compared with gross profit of $81.5 million or gross margin of 30.4 percent for Q2 of 2003. Gross profit in the recent quarter includes approximately $9 million in previously disclosed charges associated with optical inventory valuation. The decreases are driven by pricing and the inventory related adjustments.

     Selling, general and administrative expenses in the quarter were $42.2 million, or 14.9 percent of revenue, a 0.8 percentage point improvement as compared with the $42.2 million, or 15.7 percent of revenue last year. Research and development spending was $14.6 million, or 5.1 percent of revenue compared with $12.5 million, or 4.7 percent to sales in Q2 the previous year.

     Restructuring: Previously, the Company announced plans to phase out its Tucson, Arizona manufacturing operations and a minor restructuring of selected sales and administrative positions. The cost of these actions is estimated to total approximately $9 million, about $6 million of which is cash; $3.1 million of the charges, primarily associated with severance costs were recognized in the second quarter. The remainder of the estimated costs, for non-severance related items associated with the Tucson site, will be incurred over the next 18 months as those actions occur. The restructuring will impact approximately 280 positions worldwide, most of which are in manufacturing operations.

     Total company operating income was $10.3 million, or 3.6 percent of revenue, (which includes recognition of $3.1 million in restructuring and $9 million in optical inventory related charges) as compared to $26.8 million, or 10 percent of revenue, from the second quarter of 2003.

     Diluted earnings per share from continuing operations were $0.20 on a tax rate of 27 percent compared with diluted earning per share from continuing operations of $0.52 on a tax rate of 32 percent in Q2 of 2003.

     Cash from operations totaled $5.9 million for the quarter and $30.1 million year-to-date compared with $23.3 million and $42.1 million for the prior year periods, respectively. In addition, as of June 30, 2004, $33.0 million was invested in high quality interest bearing securities with maturities greater than 90 days and thus classified in other assets. Ending cash and equivalents of $392.0 million, plus these investments, totaled $425.0 million as of June 30, 2004. The Company spent $5.1 million and bought back 125,000 shares of common stock in the quarter, with authorization to repurchase an additional 1.8 million shares remaining. Capital spending in the quarter was $6.0 million. Depreciation and amortization totaled $12.7 million. Total employee count at the end of the quarter was approximately 2,800.

Business Outlook
The following statements are based on the Company’s current goals for fiscal year 2004, subject to the risks and uncertainties described below.

•	Total company revenue for the full year 2004 is targeted to grow approximately five to ten percent to $1.22 billion to $1.28 billion. Previously, the Company had targeted growth of 15 percent.

•	Full year 2004 operating income is targeted to range between $95 million and $103 million, including $3.1 million in restructuring charges. Previously, the Company had targeted O.I. to range between $123 million and $127 million.

•	The tax rate for the full year is currently targeted to be 33 percent. The Company would see a lower tax rate in 2004 if certain tax benefits are recognized, but is unable to project with certainty those benefits at this time.

•	E.P.S. on continuing operations (including $3.1 million in restructuring charges) is projected in the range of $1.75 to $1.90 based on shares currently outstanding and a 33 percent tax rate.

•	Capital spending is targeted to be approximately $40 million to $45 million.

•	Depreciation and amortization is targeted to be approximately $50 million.

     A live web cast of Imation Corp’s second quarter teleconference will be available on the Internet on a listen-only basis at ir.imation.com or www.streetevents.com beginning at 8:30 AM Central Daylight Time today. A replay of this web cast will be available at either of these websites through Monday, July 26th. A taped replay of the teleconference will be available beginning at 10:30 AM Central Daylight Time July 21st until 5:00 PM Central Daylight Time July 26th by dialing 800-633-8284 (reservation number 21200393). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent material developments.

About Imation Corp.
Imation Corp is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. As the only U.S.-based manufacturer of advanced magnetic data storage media, Imation has a heritage in removable data storage media that spans more than 50 years, since the introduction of the first data storage tape in 1953. Today, Imation continues to be the leader of removable data storage media, offering the broadest product portfolio in the industry – spanning from a few megabytes to hundreds of gigabytes of capacity in each piece of media, and serving customers in more than 100 countries, in both business and consumer markets. Revenues in 2003 were $1.16 billion. As of June 2004, Imation employed approximately 2,800 people worldwide and revenues from outside the U.S. contributed approximately 58 percent of total sales. With more than 300 technology scientists and more than 330 data storage patents in the U.S., Imation continues to pioneer today’s proven magnetic, flash and optical media technologies. Additional information about Imation is available on the company’s website at www.imation.com, or by calling 1-888-466-3456.

Risk and Uncertainties

     Certain information contained in this press release, which does not relate to historical financial information, including the business outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company wishes to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. Among these factors are continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand, the company’s ability to meet its cost reduction and revenue growth targets, its ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties, its ability to achieve the expected benefits in a timely manner from the Moser Baer relationships, including the Global Data Media joint venture, the competitive pricing environment, foreign currency fluctuations, the outcome of litigation, its ability to secure adequate supply of certain high demand products, the ready availability and price of energy, the market acceptance of newly introduced product and service offerings, the rate of decline for certain existing products as well as various factors set forth in the company’s filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Net revenues	$284.1	$268.0	$623.4	$541.3
Cost of goods sold	213.9	186.5	459.7	372.7

Gross profit	70.2	81.5	163.7	168.6
Operating expenses (income):
Selling, general and administrative	42.2	42.2	87.0	83.6
Research and development	14.6	12.5	29.8	25.4
Restructuring and other	3.1	—	3.1	—

Total	59.9	54.7	119.9	109.0
Operating income	10.3	26.8	43.8	59.6
Other (income) and expense:
Interest income	(1.0)	(1.7)	(2.1)	(3.5)
Interest expense	0.2	0.3	0.3	0.6
Other, net	1.1	0.5	2.1	1.2

Total	0.3	(0.9)	0.3	(1.7)
Income from continuing operations before taxes	10.0	27.7	43.5	61.3
Income tax provision	2.7	8.8	14.5	20.9

Income from continuing operations	7.3	18.9	29.0	40.4
Gain (loss) from discontinued operations net of taxes	(0.5)	0.5	(0.8)	0.5

Net income	$6.8	$19.4	$28.2	$40.9

Basic earnings (loss) per common share:
Continuing operations	$0.21	$0.54	$0.82	$1.14
Discontinued operations	$(0.01)	$0.01	$(0.02)	$0.01

Net income	$0.20	$0.55	$0.80	$1.15

Diluted earnings (loss) per common share:
Continuing operations	$0.20	$0.52	$0.80	$1.11
Discontinued operations	$(0.01)	$0.01	$(0.02)	$0.01

Net income	$0.19	$0.53	$0.78	$1.12

Weighted average basic shares outstanding	35.5	35.5	35.5	35.5

Weighted average diluted shares outstanding	36.4	36.5	36.3	36.4

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
RECONCILIATION OF REPORTED RESULTS TO ADJUSTED RESULTS
THREE MONTHS ENDED JUNE 30
(In millions, except for per share amounts)
(Unaudited)

	Three months ended June 30,
	2004
	As	Special	As
	Reported	Items	Adjusted (1)	2003
Net revenues	$284.1	$	$284.1	$268.0
Cost of goods sold	213.9		213.9	186.5

Gross profit	70.2	—	70.2	81.5
Operating expenses (income):
Selling, general and administrative	42.2		42.2	42.2
Research and development	14.6		14.6	12.5
Restructuring and other (2)	3.1	3.1

Total	59.9	3.1	56.8	54.7
Operating income	10.3	(3.1)	13.4	26.8
Other (income) and expense:
Interest income	(1.0)		(1.0)	(1.7)
Interest expense	0.2		0.2	0.3
Other, net	1.1		1.1	0.5

Total	0.3	—	0.3	(0.9)
Income from continuing operations before taxes	10.0	(3.1)	13.1	27.7
Income tax provision	2.7	(1.1)	3.8	8.8

Income from continuing operations	7.3	(2.0)	9.3	18.9
Gain (loss) from discontinued operations net of taxes	(0.5)		(0.5)	0.5

Net income	$6.8	$(2.0)	$8.8	$19.4

Basic earnings (loss) per common share:
Continuing operations	$0.21	$(0.05)	$0.26	$0.54
Discontinued operations	$(0.01)	$—	$(0.01)	$0.01

Net income	$0.20	$(0.05)	$0.25	$0.55

Diluted earnings (loss) per common share:
Continuing operations	$0.20	$(0.05)	$0.25	$0.52
Discontinued operations	$(0.01)	$—	$(0.01)	$0.01

Net income	$0.19	$(0.05)	$0.24	$0.53

Weighted average basic shares outstanding	35.5	35.5	35.5	35.5

Weighted average diluted shares outstanding	36.4	36.4	36.4	36.5

(1)	The As Adjusted results are provided solely to assist in an investor’s understanding of the impact of these special items on the comparability of the Company’s operations. The adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.

(2)	Second quarter 2004 includes a restructuring charge of $3.1 million primarily related to severance costs.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
RECONCILIATION OF REPORTED RESULTS TO ADJUSTED RESULTS
SIX MONTHS ENDED JUNE 30
(In millions, except for per share amounts)
(Unaudited)

	Six months ended June 30,
	2004
	As	Special	As
	Reported	Items	Adjusted (1)	2003
Net revenues	$623.4	$	$623.4	$541.3
Cost of goods sold	459.7		459.7	372.7

Gross profit	163.7	—	163.7	168.6
Operating expenses (income):
Selling, general and administrative	87.0		87.0	83.6
Research and development	29.8		29.8	25.4
Restructuring and other (2)	3.1	3.1		—

Total	119.9	3.1	116.8	109.0
Operating income	43.8	(3.1)	46.9	59.6
Other (income) and expense:
Interest income	(2.1)		(2.1)	(3.5)
Interest expense	0.3		0.3	0.6
Other, net	2.1		2.1	1.2

Total	0.3	—	0.3	(1.7)
Income from continuing operations before taxes	43.5	(3.1)	46.6	61.3
Income tax provision	14.5	(1.1)	15.6	20.9

Income from continuing operations	29.0	(2.0)	31.0	40.4
Gain (loss) from discontinued operations net of taxes	(0.8)		(0.8)	0.5

Net income	$28.2	$(2.0)	$30.2	$40.9

Basic earnings (loss) per common share:
Continuing operations	$0.82	$(0.05)	$0.87	$1.14
Discontinued operations	$(0.02)	$—	$(0.02)	$0.01

Net income	$0.80	$(0.05)	$0.85	$1.15

Diluted earnings (loss) per common share:
Continuing operations	$0.80	$(0.05)	$0.85	$1.11
Discontinued operations	$(0.02)	$—	$(0.02)	$0.01

Net income	$0.78	$(0.05)	$0.83	$1.12

Weighted average basic shares outstanding	35.5	35.5	35.5	35.5

Weighted average diluted shares outstanding	36.3	36.3	36.3	36.4

(1)	The As Adjusted results are provided solely to assist in an investor’s understanding of the impact of these special items on the comparability of the Company’s operations. The adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.

(2)	Second quarter 2004 includes a restructuring charge of $3.1 million primarily related to severance costs.

IMATION CORP.
CONSOLIDATED BALANCE SHEET STATEMENT
(In millions)
(Unaudited)

	June 30,	December 31,
	2004	2003
ASSETS
Current assets
Cash and equivalents	$392.0	$411.4
Accounts receivable — net	163.2	196.8
Inventories	192.7	159.4
Other current assets	44.8	70.8

Total current assets	792.7	838.4
Property, plant and equipment — net	221.1	226.5
Other assets	126.6	107.9

Total assets	$1,140.4	$1,172.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$117.5	$148.3
Accrued payroll	16.5	22.2
Other current liabilities	106.3	126.7

Total current liabilities	240.3	297.2
Other liabilities	53.6	55.3
Shareholders’ equity	846.5	820.3

Total liabilities and shareholders’ equity	$1,140.4	$1,172.8

Certain of the Company’s funds are in active cash management and are thus classified in other current assets or other assets depending on the remaining maturity. Total cash and equivalents plus these investments are:

	June 30,	December 31,
	2004	2003
Cash and equivalents	$392.0	$411.4
Cash investments	33.0	13.4

Total cash and other cash investments	425.0	424.8

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Unaudited)

Operations & Cash Flow — Additional Information ($ Millions)

	Quarter ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Gross Profit	$70.2	$81.5	$163.7	$168.6
Gross Margin %	24.7%	30.4%	26.3%	31.1%
Operating Income	$10.3	$26.8	$43.8	$59.6
Operating Income %	3.6%	10.0%	7.0%	11.0%
Capital Spending	$6.0	$16.5	$20.3	$30.6
Depreciation	$10.3	$8.1	$20.6	$16.1
Amortization	$2.4	$1.4	$4.6	$2.7
Tax Rate	27%	32%	33%	34%

Asset Utilization Information *

	June 30,	December 31,
	2004	2003
Days Sales Outstanding (DSO)	47	46
Days of Inventory Supply	80	71
Debt to Total Capital	0.0%	0.0%

Other Information

Approximate employee count as of June 30, 2004:	2,800
Book value per share as of June 30, 2004:	$23.71
Shares used to calculate book value per share (millions):	35.7

In the second quarter of 2004, Imation repurchased 125,000 shares of its stock for $5.1 million. Authorization for repurchase additional 1.8 million shares remains outstanding.

Revenues by Area ($ Millions)

	Quarter ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
United States	$119.6	$125.7	$260.7	$252.5
% of total	42%	47%	42%	47%
International	$164.5	$142.3	$362.7	$288.8
% of total	58%	53%	58%	53%

*	These operational measures, which the Company regularly uses, are provided to assist in the investor’s further understanding of the Company’s operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenues that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholder’s equity and total debt.

IMATION CORP.

Segment Information
(In millions)
(Unaudited)

	Revenue
	2003					2004
	Q1	Q2	Q3	Q4	TY	Q1	Q2	YTD
Data Storage & Information Management	$260.0	$254.7	$274.4	$321.5	$1,110.6	$326.3	$272.3	$598.6
Specialty Papers	13.3	13.3	13.4	12.9	52.9	13.0	11.8	24.8

Total	$273.3	$268.0	$287.8	$334.4	$1,163.5	$339.3	$284.1	$623.4

	Operating Income
	2003					2004
	Q1	Q2	Q3	Q4	TY	Q1	Q2	YTD
Data Storage & Information Management	$31.4	$25.5	$19.6	$28.2	$104.7	$31.8	$11.7	$43.5
Specialty Papers	1.9	2.1	1.2	1.7	6.9	1.7	1.4	3.1
Corporate	(0.5)	(0.8)	0.9	0.2	(0.2)	—	0.3	0.3

Subtotal without Litigation, Restructuring and Other (1)	32.8	26.8	21.7	30.1	111.4	33.5	13.4	46.9
Litigation, Restructuring and Other (2)	—	—	1.0	7.2	8.2	—	(3.1)	(3.1)

Total	$32.8	$26.8	$22.7	$37.3	$119.6	$33.5	$10.3	$43.8

(1)	The Subtotal without Litigation, Restructuring & Other is provided solely to assist in an investor’s understanding of the impact of these special items on the comparability of the Company’s operations. The adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.

(2)	Third quarter 2003 includes the reversal of a reserve taken in 2002 for a litigation issue in Spain that was favorably settled; Fourth quarter 2003 includes a gain of $11.1 million primarily related to outstanding transition services payments for the color proofing and color software business sold in 2001 and $0.7 million for a restructuring adjustment benefit, offset by a $4.6 million impairment of a loan to a contract manufacturer. Second quarter 2004 includes a restructuring charge of $3.1 million primarily related to severance costs.